PROXY STATEMENT
                           OF WESTMORELAND COAL

                     Securities and Exchange Commission
                          Washington D.C. 20549

                        SCHEDULE 14a INFORMATION
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                 Securities Exchange Act of 1934

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__________________________________________________________________

                       Westmoreland Coal Company
__________________________________________________________________

             (Name of Registrant as Specified in Its Charter)

              Westmoreland Committee To Enhance Share Value

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              (Name of Person(s) Filing Proxy Statement,
               if other than the Registrant)

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The following is added text of a Web Site at freedomforshareholders.com.
It will be contained in the "Concerned Shareholder Letters" section.



Westmoreland Committee to Enhance Share Value
Post Office Box 4004
Merrifield, VA  22116
(703) 641-4612
http://www.freedomforshareholders.com


Enough is enough! Change Westmoreland Coal management!


May 4, 1999


Dear Fellow Westmoreland Shareholder:

You have a rare opportunity to be part of the shareholder movement that removes the current management of Westmoreland Coal Company.
Management is out of touch with shareholders' anger and interests.

Vote with us for change by casting your BLUE proxy card before May 12.

Time is running short: If you haven't already done so, call your broker to vote your BLUE card(s) or fax them to DF King & Co at
(212) 809-0692. Call (800) 628-8538 if you need assistance voting your shares.

Presiding over bankruptcies has been a good deal for management

* Less than a month out from bankruptcy, Westmoreland's current Board of Directors approved a round of bonuses for salaried management and employees totaling $2.6 million in cash plus outright grants of 95,000 shares of restricted common stock and additional options to buy 95,000 shares of stock.

* Of the $2.6 million in cash awards, the Board of Directors authorized for our CEO, President, and Chairman of the Board, Chris Seglem, a cash bonus 200 percent of his annual salary, bringing his annual cash compensation alone to more than $1 million. We have been unable to learn from our Company's public disclosures what, if any, percentage of 95,000 shares and options for an additional 95,000 shares were authorized for Mr. Seglem.

* Of the 186,016 shares of common stock that Mr. Seglem beneficially owns in Westmoreland, 183,000 are options to buy additional shares. The remaining mere 3,016 common shares (and 24 depository shares) that are in his tax-advantaged 401k plan represent the sum total of Mr. Seglem's investment in Westmoreland. If the salaried Mr. Seglem is as "confident" of his "record of achievement" as he says in his Annual Report, why does he not display that confidence about our Company out in the market?

* To enable real change, the current Board of Directors (chaired by Mr. Seglem) who approved bonuses in the wake of bankruptcies must be replaced. Of the five incumbents on the Board of Directors representing common stock shareholders, three have reigned at Westmoreland for more than 20 years.




Shareholders bear the cost of management's failed bankruptcy gamble

* Mr. Seglem and his Board of Directors have dragged us through a two-year tactical bankruptcy that nearly lost our Company to the UMWA Funds, incurred $10 million in expenses, and plunged the value of our shares to record lows. When it was all said and done, we believe management gained little towards its original objective of reducing Company obligations to the UMWA Funds. It was all a costly mistake.

* This is the second time that Mr. Seglem, has taken our 150-year old, once proud Company into bankruptcy during his six-year term. Approximately one-third of his time at the helm of our Company has been spent under the protection of bankruptcy courts. Perhaps Mr. Seglem, an attorney, feels more comfortable in court than in the coal business.

* During the latest bankruptcy proceedings, Mr. Seglem's team nearly lost our Company to its creditors - the UMWA Funds - but for a legal decision in an unrelated case that fortunately intervened as precedent and saved our positions as shareholders. Despite this lucky break, in our opinion, management subsequently surrendered to the UMWA Funds everything they asked for to concede to dismissal of the bankruptcy case. Plain and simple, management bought its way out of bankruptcy:

$$$    Management agreed to pay Coal Act premiums with interest
$$$ Management agreed to pay a staggering $4 million UMWA expense reimbursement
$$$ Management agreed to a contingent promissory note to pay the Funds up to an additional $12M
$$$ Management agreed not to exercise its Constitutional right to seek future redress in thecourts
$$$ Management agreed to liens, pledges, and covenants that substantially impair our Company

Vote for our slate of new Directors by signing, dating, and returning a BLUE proxy card
 .
* Do you want the value of your shares to increase sooner? Our plan is to increase the value of your shares, in part, by selling Westmoreland's remaining Independent Power Projects (IPPs) by the end of 1999. With the temporary shortage of capacity currently in the electricity market, our two independent consultants, including Bodington & Company, have advised us that optimal market conditions exist now to gain maximum returns on the sale of our IPPs. Our intention is to negotiate a compromise with the UMWA for an immediate lump-sum settlement, with remaining proceeds flowing immediately to common and preferred shareholders.

* Or, take a risky bet on them improving later? Current management has a different plan, which we think is flawed and not within their operational ability. According to members of our Committee who have talked with Westmoreland executives, management wants to grow the Company's earnings, possibly by acquiring new enterprises. In his Annual Report, Mr. Seglem states on page 6, that "it would be irresponsible to say that (we would not move into new lines of business)." Would you entrust current management with such risky business ventures?

Do you trust current management with the future of Westmoreland
Coal?

Vote for the Committee's plan which benefits common and preferred shareholders

In our opinion, based on the advice that consultants Putnam, Hayes & Bartlett gave to your Equity Committee, if management continues its current course, our Company's annual cash flow will be minimal after annual deductions of corporate overhead, payment of preferred stock dividends, and obligations to the UMWA Funds. And cash flows will become negative after the first several years. If current management pursues a strategy of growth through acquisitions, we think that they will get there the only way they can: by leveraging our IPPs. So, can we trust their judgement if they tell us that now is not the prudent time to sell these assets - when we feel the market tells us otherwise?

* We urge you to look at management's assimilation of the only acquisition they have launched to-date. In the extremely promising area of industrial gas turbines (Corona acquisition), management stumbled badly, resulting in a loss of several million dollars.

* We urge you to examine their operational competence and their sketchy plans - two years in the making - for the future of our Company.

* We invite you to read on our web site a history of management's performance in bankruptcy.


Vote BLUE to elect our Directors to implement our plan FOR increasing share value!


Fellow shareholders - you may never have this opportunity again.
We are championing the cause of increasing the value of your shares. Vote now for change in Westmoreland management. Move them out and let's move on.


Enough is Enough!

Sincerely,

Members
Westmoreland Committee to Enhance Share Value


Visit our web site at http://www.freedomforshareholders.com. We urge you NOT to sign any white proxy cards sent to you by Westmoreland management. If you have already done so, you may cancel that vote by signing, dating, and returning your BLUE proxy cards(s). Only your latest dated proxy counts. Remember each account you own must be voted separately.

Join us. Regardless of how many shares you own, your vote is important to us.

We need your vote.